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EXHIBIT 3.01

[Filed # 31578.95
 Dec 06 2000
 IN THE OFFICE
 /S/Dean Heller
DEAN HELLER SECRETARY]


                           CERTIFICATE OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION
                                     OF
                           AMERICAN TIRE CORPORATION

We, the undersigned, Richard A. Steinke, President, and David K. Griffiths, Secretary/Treasurer, of American Tire Corporation, a Nevada corporation hereinafter referred to as the "Corporation," hereby certify:

FIRST:  The name of the Corporation is AMERICAN TIRE CORPORATION

SECOND: The following amendment to the Articles of Incorporation was duly adopted
pursuant to the majority vote of the shareholders of the Corporation at the annual meeting of shareholders held on December 1, 2000, pursuant to NRS 78.385.

THIRD: The name of the Corporation is AMERITYRE CORPORATION

FOURTH: The number of shares outstanding and entitled to vote on an amendment to the Articles of Incorporation is 11,713,035.

FIFTH: The aforesaid change and amendment has been approved by shareholders holding 8,388,895 shares, which amount constitutes a majority of the issued and outstanding shares entitled to vote thereon in accordance with NRS 78.390.


IN WITNESS WHEREOF, the foregoing Certificate of Amendment has been executed this
1st day of December, 2000.


/S/ Richard A. Steinke, President


/S/ David K. Griffiths, Secretary/Treasurer